Exhibit 23.10

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Echo Healthcare Acquisition Corp. of our report dated June 12, 2007, relating to our audits of the financial statements of Brentwood Pet Clinic, Inc. as of August 31, 2006, December 31, 2005, and 2004, and for the eight months ended August 31, 2006, and the years ended December 31, 2005 and 2004.

We also consent to the reference to our firm under the captions Experts in this Prospectus.

/s/ Singer Lewak Greenbaum & Goldstein LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
July 25, 2007